UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2012

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

                                                                    Federal                        0-25165                      14-1809721
                                                              (State or Other Jurisdiction                                  (Commission File No.)                           (I.R.S. Employer
                                                                  of Incorporation)                                                                                                          Identification No.)

                                                                                       302 Main Street, Catskill NY                                        12414
                                                                           (Address of Principal Executive Offices)                                                                     (Zip Code)

                                                                                                Registrant’s telephone number, including area code:        (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02            Results of Operations and Financial Condition.

On January 24, 2012, Greene County Bancorp, Inc. issued a press release disclosing financial results for the six months and quarter ended December 31, 2011 and 2010.  A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01            Financial Statements and Exhibits.

•	Not Applicable.

•	Not Applicable.

•	Not Applicable.

•	Exhibits.

Exhibit No.	Description

99.1                                           Press release dated January 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                                                           GREENE COUNTY BANCORP, INC.

DATE:  January 30, 2012                                                                                                                                   By: /s/ Donald E. Gibson
                                                                                                                                                                                           Donald E. Gibson
                                                                                           President and Chief Executive Officer

FOR IMMEDIATE RELEASE
Date: January 24, 2012
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. - Reports 10.6% Increase in Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – January 24, 2012-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the six months and quarter ended December 31, 2011, which is the second quarter of the Company’s fiscal year ending June 30, 2012.  Net income for the six months and quarter ended December 31, 2011 totaled $3.0 million, or $0.72 per basic and diluted share, and $1.5 million, or $0.36 per basic and diluted share, respectively, as compared to $2.7 million, or $0.65 per basic and $0.64 per diluted share, and $1.4 million, or $0.33 per basic and $0.32 per diluted share, for the six months and quarter ended December 31, 2010, respectively, an increase of $328,000, or 12.3%, and $143,000, or 10.6% for these same periods in the prior year.

              Donald E. Gibson, President & CEO stated; “We are pleased to report a continuation of our strong performance. The Bank’s return on average equity for the six months ended December 31, 2011 was 12.20% and return on average assets was 1.09%. We remain focused on increasing shareholder value through quality growth and diligent cost controls.”

Selected highlights for the six months and quarter ended December 31, 2011 are as follows:

•
Net interest income increased $730,000 to $10.4 million for the six months ended December 31, 2011 compared to $9.7 million for the six months ended December 31, 2010, and increased $328,000 to $5.2 million for the quarter ended December 31, 2011 compared to $4.9 million for the quarter ended December 31, 2010. The increase in average balances of loans and securities, along with a decrease in rates paid on deposit accounts, primarily led to an increase in net interest income for the six months and quarter- ended December 31, 2011 compared to the six months and quarter-ended December 31, 2010.

•
Net interest spread increased 4 basis points to 3.79% for the six months ended December 31, 2011 from 3.75% for the six months ended December 31, 2010, and increased 11 basis points to 3.76% for the six months ended December 31, 2011 from 3.65% for the quarter ended December 31, 2010.  Net interest margin remained constant at 3.92% for the six months ended December 31, 2011 and 2010, and increased 8 basis points to 3.88% for the quarter ended December 31, 2011 as compared to 3.80% for the quarter ended December 31, 2010.  The increases in our spread and margin were primarily due to the growth in deposits, and the lower costs of total deposits.

•
The provision for loan losses totaled $896,000 and $836,000 for the six months ended December 31, 2011 and 2010, respectively, an increase of $60,000, or 7.2%.  The provision for loan losses totaled $422,000 and $483,000 for the quarters ended December 31, 2011 and 2010, respectively.

•
The allowance for loan losses totaled $5.6 million at December 31, 2011 compared to $4.6 million at December 31, 2010.  The allowance for loan losses totaled $5.1 million at June 30, 2011.  The level of allowance for loan losses to total loans receivable increased to 1.77% at December 31, 2011 as compared to 1.55% at December 31, 2010, and 1.66% at June 30, 2011.

•	Net charge-offs totaled $348,000 and $211,000 for the six months ended December 31, 2011 and 2010, respectively, an increase of $137,000.
•
Nonperforming loans increased by $922,000, or 14.6%, to $7.2 million at December 31, 2011 from $6.3 million at June 30, 2011. This growth has resulted from adverse changes in the economy and increases in local unemployment compounded by the extended length of time required to complete the foreclosure process in New York State.

•
Noninterest income decreased $39,000 and $153,000 when comparing the six months and quarters ended December 31, 2011 and 2010, respectively.  Noninterest income totaled $2.4 million and $1.2 million for the six months and quarter ended December 31, 2011, respectively.  The Company recorded a net gain on sale of investments during the quarter ended December 31, 2010 of $212,000, and a net gain on sale of investments during the six months ended December 31, 2011 of $11,000.  Excluding these items, noninterest income increased $162,000 and $59,000 when comparing the six months and quarters ended December 31, 2011 and 2010, respectively.  These increases were primarily the result of higher service charges on deposit accounts and higher debit card fees due to growth in the number of deposit accounts.

•
Noninterest expense increased $181,000 and $51,000 when comparing the six months and quarters ended December 31, 2011 and 2010, respectively. This increase was primarily due to an increase in legal and professional fees, service and data processing fees, equipment and furniture expense, computer software, supplies & support, and other expenses.  The increase in legal and professional fees of $90,000 and $67,000 when comparing the six months and quarters ended December 31, 2011 and 2010, respectively, were related to loans in process of foreclosure and increased fees for consulting services related to the implementation of strategic objectives. Included in the increases in service and data processing fees of $72,000 and $44,000 when comparing the six months and quarters ended December 31, 2011 and 2010, respectively, were increased costs associated with the increase in the number of debit card accounts.  The increase in other expenses was the result of the recognition of a loss on foreclosed assets of $131,500 and $81,500 for the six months and quarter ended December 31, 2011.  These increases were partially offset by decreases in FDIC insurance premiums of $129,000 and $76,000 when comparing the six months and quarters ended December 31, 2011 and 2010, respectively.  The decrease in FDIC insurance premiums was the result of regulatory changes in the method of calculating the premiums.

•	Total assets of the Company were $559.6 million at December 31, 2011 compared to $547.5 million at June 30, 2011, an increase of $12.1 million, or 2.2%.
•
Securities available for sale and held to maturity totaled $206.0 million, or 36.8% of assets, at December 31, 2011, as compared to $214.3 million, or 39.1% of assets, at June 30, 2011, a decrease of $8.3 million, or 3.9%.

•
Net loans grew by $10.8 million, or 3.6%, to $311.8 million at December 31, 2011 compared to $301.0 million at June 30, 2011.  The increase in loans was primarily in nonresidential real estate and commercial installment loans, which generally carry higher yields than residential real estate loans.

•
Total deposits increased to $494.0 million at December 31, 2011 from $469.9 million at June 30, 2011, an increase of $24.1 million, or 5.1%.  This increase was primarily the result of an $13.3 million increase in balances at the Company’s Commercial Bank subsidiary due primarily to the annual collection of taxes by several local school districts.

•
As a result of the increase in deposits, the Company repaid its overnight borrowings with the Federal Home Loan Bank.  Borrowings decreased $14.3 million from $26.3 million at June 30, 2011 to $12.0 million at December 31, 2011.

•	Total shareholders’ equity was $50.6 million at December 31, 2011, or 9.1% of total assets.

Headquartered in Catskill, New York, the Company provides full-service community-based banking in its twelve branch offices located in Greene, Columbia and Albany Counties.  Customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	At or for the Six		At or for the Three
	Months Ended December 31,		Months Ended December 31,
	2011	2010	2011	2010
Dollars In thousands, except share and per share data
Interest income	$12,363	$12,042	$6,158	$6,066
Interest expense	1,941	2,350	935	1,171
Net interest income	10,422	9,692	5,223	4,895
Provision for loan losses	896	836	422	483
Noninterest income	2,422	2,461	1,208	1,361
Noninterest expense	7,426	7,245	3,768	3,717
Income before taxes	4,522	4,072	2,241	2,056
Tax provision	1,518	1,396	746	704
Net Income	$3,004	$2,676	$1,495	$1,352

Basic EPS	$0.72	$0.65	$0.36	$0.33
Weighted average shares outstanding	4,146,965	4,125,619	4,148,102	4,129,939

Diluted EPS	$0.72	$0.64	$0.36	$0.32
Weighted average diluted shares outstanding	4,190,187	4,157,903	4,190,211	4,163,333

Dividends declared per share 2	$0.350	$0.550	$0.175	$0.375

Selected Financial Ratios
Return on average assets	1.09%	1.04%	1.07%	1.01%
Return on average equity	12.20%	11.76%	11.98%	11.79%
Net interest rate spread	3.79%	3.75%	3.76%	3.65%
Net interest margin	3.92%	3.92%	3.88%	3.80%
Efficiency ratio1	57.82%	59.61%	58.59%	59.41%
Non-performing assets to total assets	1.35%	1.16%
Non-performing loans to net loans	2.31%	2.01%
Allowance for loan losses to non-performing loans	77.83%	77.99%
Allowance for loan losses to total loans	1.77%	1.55%
Shareholders’ equity to total assets	9.05%	8.64%
Dividend payout ratio2	48.61%	84.62%
Book value per share	$12.20	$11.10

1 Noninterest expense divided by the sum of net interest income and noninterest income.

2 Greene County Bancorp, MHC, the owner of 53.5% of the shares issued by the Company, waived its right to receive the dividends. No adjustment has been made to account for this waiver.  Dividends per share for the six months and quarter ended December 31, 2010 include a special dividend of $0.20 per share paid on December 15, 2010.

	As of December 31, 2011	As of June 30, 2011
Dollars In thousands
Assets
Total cash and cash equivalents	$20,055	$9,966
Securities- available for sale, at fair value	77,235	90,117
Securities- held to maturity, at amortized cost	128,748	124,177
Federal Home Loan Bank stock, at cost	1,273	1,916

Gross loans receivable	317,041	305,620
Less: Allowance for loan losses	(5,617)	(5,069)
Unearned origination fees and costs, net	410	495
Net loans receivable	311,834	301,046

Premises and equipment	15,044	15,407
Accrued interest receivable	2,714	2,716
Foreclosed real estate	361	443
Prepaid expenses and other assets	2,319	1,737
Total assets	$559,583	$547,525

Liabilities and shareholders’ equity
Noninterest bearing deposits	$53,766	$49,313
Interest bearing deposits	440,203	420,584
Total deposits	493,969	469,897

Borrowings from FHLB, short term	---	14,300
FHLB borrowings, long term	12,000	12,000
Accrued expenses and other liabilities	2,993	3,247
Total liabilities	508,962	499,444
Total shareholders’ equity	50,621	48,081
Total liabilities and shareholders’ equity	$559,583	$547,525
Common shares outstanding	4,150,228	4,145,828
Treasury shares	155,442	159,842